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Exhibit 99.1

Contact:
Phil Cooper Executive Vice President, Chief Financial Officer Charles River Associates Incorporated 617-425-3700	Jim Buckley Executive Vice President Sharon Merrill Associates, Inc. 617-542-5300

CHARLES RIVER ASSOCIATES REPORTS SECOND-QUARTER
FISCAL 2004 FINANCIAL RESULTS

Higher Consultant Utilization Drives 46 Percent Operating Income Growth

        BOSTON, June 10, 2004—Charles River Associates Incorporated (Nasdaq: CRAI), an internationally known leader in providing economic, financial and management consulting services, today reported financial results for the second quarter of fiscal 2004, ended May 14, 2004.

        Revenue increased 13.5 percent to $45.7 million from $40.2 million for the second quarter of fiscal 2003. Second-quarter fiscal 2004 revenue includes approximately $2 million in revenue from InteCap, reflecting the completion of the acquisition on April 30, 2004. Net income for the second quarter of fiscal 2004 increased 42.7 percent to $4.0 million, from $2.8 million in the second quarter of fiscal 2003. Earnings per diluted share increased to $0.38, including an approximate $0.01 contribution from InteCap, compared with $0.30 per diluted share for the second quarter of fiscal 2003. Weighted average diluted shares outstanding used to calculate earnings per share for the second quarter of fiscal 2004 were 10.7 million, versus 9.3 million a year ago, an increase of 14.3 percent.

        Revenue for the first two quarters of fiscal 2004 was $84.2 million, a 12.2 percent increase from $75.0 million in the same period a year earlier. Net income for the first two quarters of fiscal 2004 was $6.6 million, a 31.3 percent increase from $5.0 million in the first two quarters of fiscal 2003. Earnings per diluted share were $0.62 in the first two quarters of fiscal 2004 compared with $0.54 in the first two quarters of fiscal 2003. Weighted average diluted shares outstanding used to calculate earnings per share in the first two quarters of fiscal 2004 were 10.7 million, versus 9.3 million in the first two quarters of fiscal 2003, an increase of 15.6 percent.

Comments on the Second Quarter

        "We experienced growing demand for our economic and litigation consulting services in the second quarter, leading to year-over-year growth in nearly all of our practice areas," said James C. Burrows, CRA's president and CEO. "As has been the case in the past several quarters, our Finance and Competition practices continued to be the catalysts for CRA's growth, with securities and general corporate litigation being the primary drivers in these areas. In addition, our business consulting practices benefited from the global economic rebound and all but two practices posted year-over-year revenue growth."

        "Building on the increased demand for CRA's services, we capitalized on opportunities to strengthen the Company's operating performance and improved utilization to 81 percent in the second quarter of fiscal 2004—percent excluding InteCap—a level we have not achieved since 1999," said Burrows. CRA reported utilization of 74 percent in the first quarter of fiscal 2004 and 73.5 percent in the second quarter a year ago.

        CRA's operating margin reached 14.8 percent in the second quarter of fiscal 2004 compared with 12.7 percent in the first quarter of fiscal 2004 and 11.5 percent in the second quarter last year. Operating income grew 46.2 percent to $6.8 million in the second quarter of fiscal 2004 from $4.6 million a year earlier.

        To strengthen its position in the fast-growing intellectual property litigation consulting industry, during the second quarter CRA announced the acquisition of InteCap, Inc., a premier intellectual property consulting firm that specializes in financial, economic, and strategic issues related to intellectual property and complex commercial disputes. "Our acquisition of InteCap gives us an immediate leadership position in intellectual property and commercial damages, and expands our geographic footprint into Chicago and New York, giving us local presence in two of the largest litigation markets," said Burrows. "Approximately 130 InteCap professionals joined CRA as part of the acquisition, including more than 30 at the vice president level, and integration of the personnel and systems is proceeding smoothly and on schedule."

Outlook

        "Based on our second-quarter performance and CRA's acquisition of InteCap, we are adjusting our guidance for fiscal 2004," said Burrows. "We currently expect full-year fiscal 2004 revenue growth to be at the high end of the 25-30 percent range. Our updated guidance reflects strength across all our major practice areas. We expect income from operations to increase at the high end of the 35-40 percent range and earnings per diluted share to increase in the 20-25 percent range. These figures are based on an anticipated full-year utilization rate of 76-78 percent, an increase from our prior expectation of 74-76 percent."

Conference Call Webcast Information

        CRA will host a conference call this morning at 11:00 a.m. ET to discuss its second-quarter fiscal 2004 financial results. To listen to a live webcast of the conference call, please visit the Investor Relations section of CRA's website, www.crai.com. A replay of the call also will be available on the Company's website.

About CRA

        Founded in 1965, Charles River Associates is an economics, finance, and business consulting firm that works with businesses, law firms, accounting firms, and governments in providing a wide range of services. CRA, with its acquisition of InteCap, combines its expertise in economic and financial analysis, litigation and regulation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management, with a premier consulting firm in the United States that specializes in valuation and strategic issues related to intellectual property and complex commercial and financial disputes. CRA will continue to pursue its corporate philosophy of providing responsive, top-quality consulting; an interdisciplinary team approach; unsurpassed economic, financial, and other analytic skills; and pragmatic business insights. In addition to its corporate headquarters in Boston and international offices in Brussels, Dubai, London, Melbourne, Mexico City, Toronto, and Wellington, CRA also has U.S. offices in Chicago, College Station, Houston, New York, Oakland, Pasadena, Philadelphia, Salt Lake City, Silicon Valley and Washington, D.C. More information about CRA can be found on its website at www.crai.com.

        Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms "anticipates," "believes," "expects," "should," or similar expressions, are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management's current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors. Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, risks associated with acquisitions, risks inherent in international operations, NeuCo's performance, management of new offices, dependence on growth of the

Company's business consulting practice, the ability of the Company to integrate successfully new consultants into its practice, intense competition, and professional liability. Further information on these and other potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

        CRA's consolidated statements of income and consolidated balance sheets are attached.

CHARLES RIVER ASSOCIATES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Twelve Weeks Ended	Twelve Weeks Ended	Twenty-four Weeks Ended	Twenty-four Weeks Ended
	May 14, 2004	May 16, 2003	May 14, 2004	May 16, 2003
Revenues	$45,694	$40,245	$84,195	$75,030
Costs of services	26,585	25,261	48,545	46,959

Gross profit	19,109	14,984	35,650	28,071
Selling, general and administrative	12,332	10,349	23,971	19,610

Income from operations	6,777	4,635	11,679	8,461
Interest and other income (expense), net	448	193	247	187

Income before provision for income taxes and minority interest	7,225	4,828	11,926	8,648
Provision for income taxes	(3,107)	(2,017)	(5,128)	(3,589)

Income before minority interest	4,118	2,811	6,798	5,059
Minority interest	(90)	11	(197)	(30)

Net income	$4,028	$2,822	$6,601	$5,029

Net income per share:
Basic	$0.40	$0.31	$0.65	$0.56

Diluted	$0.38	$0.30	$0.62	$0.54

Weighted average number of shares outstanding:
Basic	10,180	9,019	10,181	9,015

Diluted	10,679	9,343	10,706	9,260

CHARLES RIVER ASSOCIATES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 14, 2004	November 29, 2003
Assets
Cash, cash equivalents and short-term investments	$21,548	$60,529
Accounts receivable and unbilled, net	70,407	49,494
Other current assets	8,415	8,662

Total current assets	100,370	118,685
Property and equipment, net	14,129	12,703
Goodwill and intangible assets, net	97,906	25,907
Long-term investments	4,434	5,154
Other assets	1,987	1,767

Total assets	$218,826	$164,216

Liabilities and stockholders' equity
Current liabilities	$39,835	$39,733
Long-term liabilities	53,309	6,452

Total liabilities	93,144	46,185
Total stockholders' equity	125,682	118,031

Total liabilities and stockholders' equity	$218,826	$164,216

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  Exhibit 99.1
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED BALANCE SHEETS